Exhibit 12

TERMINATION AGREEMENT

January 11, 2021

Reference is made to (i) that certain Cooperation Agreement, dated March 15, 2019 (as amended, the “Cooperation Agreement”) by and among SoftVest Advisors, LLC (“SoftVest”), Horizon Kinetics LLC (“Horizon”), Tessler Family Limited Partnership, and ART-FGT Family Partners Limited and (ii) that certain Agreement, dated March 27, 2020 whereby the Tessler Family Limited Partnership, and ART-FGT Family Partners Limited withdrew as parties to the Cooperation Agreement.

The Trustees of Texas Pacific Land Trust (the “Trust”) have approved a plan for reorganizing the Trust from its current structure to a corporation formed under the laws of the State of Delaware which will be named Texas Pacific Land Corporation (“TPL Corporation”).  The trading of sub-share certificates of the Trust will cease prior to the market opening and the new common stock of TPL Corporation will begin trading on the New York Stock Exchange on January 11, 2021.

SoftVest and Horizon hereby mutually agree to terminate the Cooperation Agreement, effective immediately (the “Termination”).  Each of SoftVest and Horizon agree and acknowledge that as of the execution hereof (i) they have no agreement, arrangement or understanding whatsoever among themselves with respect to the acquisition, holding, voting or disposition of securities of the Trust of TPL Corporation and (ii) each may vote or dispose of any securities of the Trust and TPL Corporation that they may beneficially own in their sole discretion, subject to any contractual obligations each may have to other third parties.

For the avoidance of doubt, Sections 5, 6(d), 7, 8 and 9 of the Cooperation Agreement shall survive the Termination.

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The parties have caused this Termination Agreement to be executed as of January 11, 2021.

HORIZON KINETICS LLC

By:	/s/ Jay Kesslen
	Name:	Jay Kesslen
	Title:	General Counsel

SOFTVEST ADVISORS, LLC

By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President